UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2016

SMART SAND, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37936	45-2809926
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

24 Waterway Avenue, Suite 350

The Woodlands, Texas 77380

(Address of principal executive offices and zip code)

(281) 231-2660

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Revolving Credit Facility

On December 8, 2016 (the “Closing Date”), Smart Sand, Inc. (the “Company”) entered into a $45 million three-year senior secured Revolving Credit Facility (the “Facility”) with Jefferies Finance LLC as administrative and collateral agent. The Facility expires on December 8, 2019 and contains a credit agreement (the “New Credit Agreement”) with the following material terms and conditions:

Letters of Credit. A portion of the Facility, not in excess of $10 million, is available for the issuance of letters of credit to be issued by the administrative agent or any other lender approved by the administrative agent and the Company that is willing to become a letter of credit issuer. A per annum fee equal to the interest rate margin for LIBOR loans under the Facility will be payable quarterly to the lenders providing cash collateral and will accrue on the aggregate undrawn face amount of outstanding letters of credit under the Facility. Additionally, a quarterly fronting fee equal to 0.25% per annum will be payable on the aggregate undrawn face amount of outstanding letters of credit issued by the letter of credit issuer under the Facility.

Commitment Fees. The Company will pay each lender under the Facility (other than a Defaulting Lender) a quarterly commitment fee of 0.375% per annum on the average daily unused portion of the Facility.

Interest Rates. The interest rates under the Facility will be based on the leverage ratio (as defined in the New Credit Agreement) for the most recently ended fiscal quarter. Interest will be payable in arrears (a) for loans accruing interest at a rate based on LIBOR (plus an applicable margin ranging from 3.00% to 4.00%, depending on the leverage ratio), at the end of each interest period and, for interest periods of greater than three months, every three months, and on the maturity date of the Facility and (b) for loans accruing interest based on the Alternative Base Rate (as defined in the New Credit Agreement) (plus an applicable margin ranging from 2.00% to 3.00%, depending on the leverage ratio), quarterly in arrears and on the maturity date of the Facility.

Default Rate. Upon the occurrence and during the continuance of any payment event of default, with respect to overdue principal and interest, the default rate will be the applicable interest rate plus 2.00% per annum, and with respect to overdue fees, the interest rate applicable to Alternative Base Rate loans plus 2.00% per annum and in each case will be payable on demand.

The Facility contains various customary reporting requirements, negative covenants and restrictive provisions and requires maintenance of certain financial covenants, including a Fixed Charge Coverage Ratio and a Leverage Ratio (each as defined in the New Credit Agreement). As of the Closing Date, no amounts are outstanding under the Facility.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the New Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Assignment of Claim

In July, 2016 C&J Energy Services Inc. (“CJS”) filed for bankruptcy protection in the United States Bankruptcy Court for the Southern District of Texas, Houston Division in the Chapter 11 Reorganization case captioned In re: CJ Holdings Co., et al, (Case No. 16-33590). After filing, CJS rejected the Company’s long term take-or-pay contract.

The Company pursued a claim for damages in the bankruptcy proceeding and ultimately entered into a settlement with CJS and the other debtors which was approved by Order of the Bankruptcy Court dated October 21, 2016. Under the settlement, the Company was granted an allowed administrative expense in the amount $75,000 which has been paid in full, and an allowed general unsecured claim in the amount $12,000,000 (the “Claim”). The Disclosure Statement Relating to the Second Amended Joint Plan of Reorganization of CJ Holdings Co, et al., filed with the Bankruptcy Court on November 3, 2016 included a summary of expected recoveries for different classes of claims and equity interests in the bankruptcy proceeding. The projected recovery for general unsecured claims was between 56.7% and 57.5% of the amount of the general unsecured claim.

On December 9, 2016, the Company entered into an Assignment of Claim (the “Assignment”) with AG Energy Credit Opportunities Fund LP, AG Energy Credit Opportunities Investments Fund LP, and Silver Oak

Capital, LLC (collectively, the “Buyers”). Pursuant to the Assignment, the Company agreed to sell, transfer, convey and assign to Buyers all of the Company’s right, title and interest in and to the Claim in consideration of $6,600,000 which amount was paid to the Company on December 12, 2016. The Company has no indemnification or other further obligation to the Buyers other than to execute, acknowledge and deliver such further certificates, instruments and other documents and take all such further action as may be necessary or appropriate to effect the assignment of the Claim to the Buyers and assist the Buyers to otherwise effectuate the intent of the Assignment.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Assignment, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the New Credit Agreement contained in Item 1.01 in this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Credit Agreement, dated as of December 8, 2016, among Smart Sand, Inc., as the Borrower, the Lenders party thereto and Jefferies Finance LLC, as Administrative Agent and Collateral Agent.

10.2	Assignment of Claim, dated December 9, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMART SAND, INC.

Dated: December 14, 2016	By:	/s/ Lee Beckelman
Lee Beckelman
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Credit Agreement, dated as of December 8, 2016, among Smart Sand, Inc., as the Borrower, the Lenders party thereto and Jefferies Finance LLC, as Administrative Agent and Collateral Agent.

10.2	Assignment of Claim, dated December 9, 2016.